AGREEMENT FOR TERMINATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES
This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of October 14, 2016, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and ELEVEN BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”), with reference to the following:
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of January 14, 2010, as amended by that certain First Amendment to Lease dated as of November 30, 2013, as further amended by that certain letter agreement dated as of February 28, 2015, and as further amended by that certain Second Amendment to Lease dated as of August 18, 2015 (as amended, the “Lease”), Tenant leases certain premises at the improved real property located at 215 First Street, Cambridge, Massachusetts, and which premises are more particularly described in the Lease (the “Premises”).
B.     The term of the Lease is scheduled to expire on April 30, 2018.
C.     Tenant desires to accelerate the expiration date of the Lease, and Landlord is willing to accept such acceleration of the expiration date of the Lease pursuant to the terms of this Agreement.
D.     Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.    Termination Date. Landlord and Tenant agree, subject to Tenant’s satisfaction or Landlord’s waiver of all of the terms and conditions set forth herein, to accelerate the expiration date of the Lease to October 10, 2016 (the “Termination Date”).
2.     Base Rent, Operating Expenses and Parking Charges. Tenant shall continue to pay all Base Rent, Operating Expenses, parking charges and any other obligations due under the Lease through the Termination Date. Tenant shall not be required to pay Base Rent, Operating Expenses or parking charges for any period following the Termination Date so long as Tenant surrenders the Premises as provided for in this Agreement and Tenant is not in breach hereof.
3.     Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters relating to surrendering the Premises, on or before the Termination Date, in accordance with the surrender requirements and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, as provided in Section 4 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and the termination of the Lease provided for herein.
4.     No Further Obligations. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease, and as otherwise provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Tenant or Landlord from their respective obligations under the Lease, as modified by this Agreement, prior to the Termination Date.
5.    Release of Liability. As of the Termination Date, Tenant releases and exculpates Landlord from any liability arising from the Lease with respect to the Premises. Tenant acknowledges that this release and waiver are an essential and material term of this Agreement, without which Landlord would not become a party to this Agreement.
6.     Condition Precedent. Notwithstanding anything to the contrary contained in this Agreement, Tenant and Landlord acknowledge and agree that the effectiveness of this Agreement shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied: Landlord shall have entered into a lease agreement with Goldfinch Biopharma, Inc. (“Goldfinch”) on or before October 7, 2016, pursuant to which Goldfinch agrees to lease the Premises, which lease agreement shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion. In the event that the Condition Precedent is not satisfied, Landlord shall have the right to terminate this Agreement upon delivery of written notice to Tenant delivered on or before October 7, 2016. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.
7.     Removal of Personal Property. Any personal property of Tenant remaining in the Premises after the Termination Date, if any, is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.
8.     Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.
9.     No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.
10.    No Modification. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be signed in counterparts which taken together shall constitute one agreement binding upon the parties.
11.    Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
12.    Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be responsible for its own costs and legal fees in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
13.    Governing Law. This Agreement shall be governed by the laws of the state in which the Premises are located.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

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